Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EMCORE Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated December 29, 2011, on the effectiveness of internal control over financial reporting as of September 30, 2011, expresses our opinion that EMCORE Corporation did not maintain effective internal control over financial reporting as of September 30, 2011 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to certain inventory reserve transactions and certain inventory held by third parties have been identified and included in management's assessment.

Our report dated December 29, 2011 on the consolidated financial statements refers to a change in the annual testing date for goodwill impairment.

/s/ KPMG LLP

KPMG LLP
Albuquerque, New Mexico
August 10, 2012